UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K/ A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of Earliest Event Reported): December 30, 2009

Spatializer Audio Laboratories, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue--15th Floor New York, New York	10022
(Address of principal corporate offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-8359

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On December 30, 2009, Spatializer Audio Laboratories, Inc. (the “Company”) announced that the Board of Directors of the Company by mutual consent had terminated the appointment of Schumacher & Associates, Inc. (“Schumacher”) as independent certifying accountants of the Company, and appointed the firm of Ramirez International Financial & Accounting Services, Inc. (“Ramirez International”) as the new independent certifying accountants of the Company.

The Company stated in its December 30, 2009 Form 8-K that, during its two most recently completed fiscal quarters ended June 30 and September 30, 2009 and through the termination date of December 30, 2009, there were over the period two disagreements between Schumacher and the Company.  In response to a February 22, 2010 Staff comment letter, this Form 8-K/A is being filed to upgrade the Company’s prior disclosures.

The first disagreement involved whether the Company should be filing as a development stage company.  The second involved the valuations associated with the Company’s July 7, 2009 stock issuance which dispute culminated in the voiding of the transaction as discussed in the Company’s Form 8-K filed  November 23, 2009.

With regard to the first disagreement, Schumacher believed that the Company may be a development stage company and suggested contacting the SEC for guidance.  If this method had been followed, the effect on the financial statements would be the presentation of   cumulative balances from the date the Company would have become a development stage Company and footnote disclosure.  The Company had concluded, in its Form 10-K disclosure for the period ended December 31, 2008 that, “… it should sell the Company or identify a merger partner. There can be no assurances that the Company will be successful in completing such a transaction or be able to maintain sufficient liquidity over a period of time that will allow it to carry out this action, in which case the Company might be forced to dissolve or seek protection under the Federal bankruptcy statutes, or both...” Based on these circumstances and FASB pronouncements (as well as the advice of an outside consultant), the Board of Directors believed and continues to believe the Company is not a development stage company and no additional disclosures are necessary.

With regard to the second disagreement, the valuation issue, Schumacher believed that alternative valuation methods should be used when there is minimal active market trading, and as such, suggested the valuation be based on the sale of control of comparable shell companies.  Schumacher also believed that recording the consideration for the purchase of the shares would include cash consideration plus the value of services performed. When an outside consultant noted that the price per share paid was below the Company’s .01 par value per share, an  ultra vires  act, an immediate rescission was affected thereby voiding the prior transaction. (The Company did consider FAS 116, paragraph 9, and determined that the contributed services were clerical in nature, and, under such accounting authority should be excluded, and, in any event was not material and did not equal the difference in par value per share.)  Since this transaction occurred and was rescinded within the Company’s third quarter, no restatement for prior periods is required.

With respect to the two above disagreements, the Board of Directors discussed the subject  matter of the disagreements with the former accountants Schumacher and authorized them to respond fully to the inquires of the successor accountants concerning the subject matter of the disagreements.

As reflected in Schumacher’s letter dated December 30, 2009, again on February 19, 2010, and February 25, 2010 there were no further disagreements with Schumacher on accounting principle or practice, financial statement disclosure or auditing scope, procedure or accounting issue.

The disagreement was considered by the Company’s Board of Directors and, as part of that consideration, provided Schumacher with a copy of this amended disclosure and requested that it furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such updated letter is attached hereto as an exhibit to this Current Report on this Form 8-K/A.

Item  9.01. Financial Statements and Exhibits.

16.1	Updated Letter from Accountants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Spatializer Audio Laboratories, Inc.

Dated: March 5, 2010	By:	/s/ Jay Gottlieb
Jay Gottlieb
Chairman of the Board, Secretary and Treasurer